Exhibit 99.1

Sears Holdings Corporation
Unaudited Pro Forma Consolidated Financial Information

On April 4, 2014, Sears Holdings Corporation (“Holdings”) completed the previously announced distribution of 100% of the outstanding shares of common stock of Lands' End, Inc. (“Lands' End”) to the Holdings stockholders (the “Distribution”).

The following unaudited pro forma consolidated statement of operations of Holdings for the fiscal year ended February 1, 2014 is presented as if the Distribution had occurred as of February 3, 2013.  The following unaudited pro forma consolidated balance sheet as of February 1, 2014 assumes that the Distribution occurred on February 1, 2014.

The statements are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what the Holdings financial position and results of operations actually would have been had the Distribution occurred on the dates indicated, or to project the Holdings' financial performance for any future period.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in the Holdings' Form 10-K for the fiscal year ended February 1, 2014.

The Historical column in the Unaudited Pro Forma Consolidated Statement of Operations and in the Unaudited Pro Forma Consolidated Balance Sheet reflect the Holdings' historical financial statements for the periods presented and does not reflect any adjustments related to the Distribution and related events.

The information in the Lands' End Separation column in the Unaudited Pro Forma Consolidated Statement of Operations and the Unaudited Pro Forma Consolidated Balance Sheet were derived from the Lands' End Form 10-K for the fiscal year ended January 31, 2014.

The Other column in the Unaudited Pro Forma Consolidated Statements reflects pro forma adjustments which are further described in the accompanying notes.

Sears Holdings Corporation
Unaudited Pro Forma Consolidated Statement of Operations
Fiscal Year Ended February 1, 2014

millions, except per share data	Historical	Lands' End Separation	Other	Notes	Pro Forma Holdings Operations
Merchandise sales and services	$36,188	$(1,563)	$76	(a)	$34,701

Cost of sales, buying and occupancy	27,433	(853)	(35)	(a)(c)	26,545
Selling and administrative	9,384	(560)	100	(a)(c)	8,924
Depreciation and amortization	732	(22)	—		710
Impairment charges	233	—	—		233
Gain on sale of assets	(667)	—	—		(667)
Total costs and expenses	37,115	(1,435)	65		35,745
Operating income (loss)	(927)	(128)	11		(1,044)
Interest expense	(254)	—	—		(254)
Interest and investment income	207	—	—		207
Other income	2	—	—		2
Income (loss) from operations before income taxes	(972)	(128)	11		(1,089)
Income tax expense	(144)	49	(47)	(d)	(142)
Net income (loss)	(1,116)	(79)	(36)		(1,231)
Income attributable to noncontrolling interests	(249)	—	—		(249)
Net income (loss) attributable to Holdings’ shareholders	$(1,365)	$(79)	$(36)		$(1,480)

Basic Loss Per Share	$(12.87)				$(13.95)

Diluted Loss Per Share	$(12.87)				$(13.95)

Weighted Shares Outstanding:
Basic	106.1				106.1
Diluted	106.1				106.1

See accompanying notes.

Sears Holdings Corporation
Unaudited Pro Forma Consolidated Balance Sheet
As of February 1, 2014

millions	Historical	Lands' End Separation	Other	Notes	Pro Forma Holdings
ASSETS
Current assets
Cash and cash equivalents	$1,028	$(22)	$—		$1,006
Restricted cash	10	(3)	—		7
Accounts receivable	553	(34)	—		519
Merchandise inventories	7,034	(370)	6	(c)	6,670
Prepaid expenses and other current assets	334	(22)	—		312
Total current assets	8,959	(451)	6		8,514
Property and equipment
Land	1,850	(4)	—		1,846
Buildings and improvements	5,405	(114)	—		5,291
Furniture, fixtures and equipment	2,587	(141)	—		2,446
Capital leases	267	—	—		267
Gross property and equipment	10,109	(259)	—		9,850
Less accumulated depreciation and amortization	(4,715)	158	—		(4,557)
Total property and equipment, net	5,394	(101)	—		5,293
Goodwill	379	(110)	—		269
Trade names and other intangible assets	2,850	(531)	—		2,319
Other assets	679	(1)	—		678
TOTAL ASSETS	$18,261	$(1,194)	$6		$17,073
LIABILITIES
Current liabilities
Short-term borrowings	$1,332	$—	$(500)	(b)	$832
Current portion of long-term debt and capitalized lease obligations	83	—	—		83
Merchandise payables	2,496	(80)	—		2,416
Other current liabilities	2,527	(74)	—		2,453
Unearned revenues	900	(45)	—		855
Other taxes	460	—	—		460
Short-term deferred tax liabilities	387	(4)	2	(d)	385
Total current liabilities	8,185	(203)	(498)		7,484
Long-term debt and capitalized lease obligations	2,834	—	—		2,834
Pension and postretirement benefits	1,942	—	—		1,942
Other long-term liabilities	2,008	(3)	—		2,005
Long-term deferred tax liabilities	1,109	(196)	24	(d)	937
Total Liabilities	16,078	(402)	(474)		15,202
Commitments and contingencies
EQUITY
Total Equity	2,183	(792)	480	(b)(c)(d)	1,871
TOTAL LIABILITIES AND EQUITY	$18,261	$(1,194)	$6		$17,073

See accompanying notes.

Sears Holdings Corporation
Notes to Unaudited Pro Forma Consolidated Financial Information

Note 1. Other Pro Forma Adjustments

(a) Reflects the adjustments of allocated corporate overhead costs and intercompany revenues between Holdings and Lands' End to conform to a stand-alone basis following the Distribution.

(b) Reflects that Holdings received aggregate gross proceeds from the Distribution of $500 million, consisting of a cash dividend paid by Lands' End prior to the Distribution to a subsidiary of Holdings, and that the proceeds of the dividend were used to reduce borrowings under Holdings' domestic revolving credit facility.

(c) The Historical and Lands' End Separation columns currently reflect the accounting policies for Holdings and Lands' End, respectively, which differ on a stand-alone basis. A portion of these pro forma adjustments adjust for Lands' End's classification accounting policy for buying and occupancy costs and for differences in inventory methods.

(d) Reflects the expected impacts following Distribution to conform income taxes to a stand-alone basis.

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